Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474
Virco Announces Cash Dividend
Torrance, California — October 7, 2010 — Virco Mfg. Corporation (NASDAQ: VIRC) announced the declaration of a quarterly cash dividend of $0.025 per share payable December 3, 2010, to stockholders of record on November 5, 2010. In making the announcement, Robert A. Virtue, President and CEO, cautioned that given prevailing economic uncertainties, payment of future quarterly dividends will continue to be dependent upon: 1) the strength of our balance sheet; 2) anticipated cash flows; and 3) future cash requirements following careful review of these factors by our Board of Directors.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the costs of utilities and freight; the continuing impact of our Assemble-to-Ship and Equipment for Educators™ programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10-K for the year ended January 31, 2010, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of filing